Exhibit 99.4

CONSENT OF PIPER JAFFRAY & CO.

Board of Directors

Cascade Bancorp

1100 North West Wall Street

Bend, OR 97703

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated November 16, 2016, to the Board of Directors of Cascade Bancorp, an Oregon corporation (the “Company”), as Annex C to the proxy statement/prospectus contained in that certain Registration Statement of First Interstate BancSystem, Inc., a Montana corporation (“First Interstate”), on Form S-4 (the “Registration Statement”) relating to the proposed agreement and plan of merger involving the Company and First Interstate, and references made to our firm and such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ Piper Jaffray & Co.
Minneapolis, Minnesota
April 6, 2017